Exhibit 10.1

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of August 11, 2025, by and between VistaOne, L.P., a Delaware limited partnership (the “Partnership”), and VEPF Management, L.P., a Delaware limited partnership (the “Manager”).

WHEREAS, the Partnership desires that the Manager originate and recommend investment opportunities to the Partnership, monitor and evaluate Investments as requested by the General Partner, and the Manager desires to render such services to the Partnership in consideration of a management fee and other compensation as hereinafter specified;

WHEREAS, the engagement of the Manager by the Partnership is authorized by the Amended and Restated Limited Partnership Agreement of the Partnership (as amended and/or restated from time to time, the “Partnership Agreement”);

WHEREAS, the Partnership and the Manager entered into the Investment Management Agreement dated as of April 1, 2025 (the “Original Agreement”); and

WHEREAS, the parties hereto now wish to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Defined Terms.

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Anchor Units” shall mean each of Class A-S Units, Class A-B Units, Class A-D Units and Class A-I Units.

“Director Fee” shall have the meaning specified in Section 3(c) hereof.

“Initial Offering” shall mean the day on which the Partnership first accepts third-party investors and begins investment operations.

“Management Fee” shall have the meaning specified in Section 3(a) hereof.

“Other Fees” shall have the meaning specified in Section 3(c) hereof.

“Reduction Amount” shall have the meaning specified in Section 3(c) hereof.

2. Provision of Services by the Manager.

(a) The Manager shall originate and recommend to the Partnership investment opportunities consistent with the purposes of the Partnership, monitor and evaluate Investments and provide such other services related thereto as the Partnership may reasonably request.

(b) Services to be rendered by the Manager in connection with the Partnership’s investment program shall include:

(i) analysis and investigation of potential Portfolio Companies, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including investments in other funds or vehicles acquired in primary or secondary transactions;

(ii) analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(iii) structuring of acquisitions of Investments, including through any Intermediate Entity or Lower Fund;

(iv) identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

(v) supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

(vi) monitoring the performance of Portfolio Companies and, where appropriate, providing advice to the management of the Portfolio Companies during the life of an Investment;

(vii) arranging and coordinating the services of other professionals and consultants, including Vista Persons; and

(viii) providing the Partnership with such other services as the General Partner may, from time to time, appoint the Manager to be responsible for and perform.

(c) Notwithstanding the services provided by the Manager, the Manager shall not be authorized to manage the affairs of, act in the name of, or bind the Partnership. The management, policies and operations of the Partnership shall be the responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreement, and all decisions relating to Partnership matters, including, without limitation, the acquisition, management and disposition of Investments, shall be made by the General Partner acting pursuant to and in accordance with the Partnership Agreement.

(d) The General Partner, on behalf of the Partnership, shall appoint the Manager to be responsible for and perform all functions as, in the General Partner’s reasonable discretion, constitute such functions or responsibilities (if any) as the General Partner determines are appropriate to be carried out by the Manager, in each case, in substitution for, and to the exclusion of, the General Partner. The General Partner will monitor the Manager’s performance of such functions. In addition to the services of its own staff, the Manager shall arrange for and coordinate the services of other professionals and consultants. For the avoidance of doubt, the Manager shall be permitted to engage one or more Affiliates to serve as a sub-manager.

3. Management Fee, Other Fees and Director Fees.

(a) Pursuant to Section 6.2 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity or Lower Fund) shall pay to the Manager a management fee with respect to each Limited Partner (the “Management Fee”), calculated in the manner set forth below. The Partnership shall make any payments due hereunder to the Manager or to the Manager’s designee as the Manager may otherwise direct, including any sub-manager.

(b) The Management Fee shall be calculated and paid monthly by the Partnership (directly or indirectly through an Intermediate Entity or Lower Fund) in arrears with respect to each calendar month commencing with the Initial Offering in an amount equal to equal to (i) 1.25% per annum of the month-end NAV attributable to the Investor Units other than the Class R Units and (ii) 1% per annum of the month-end NAV attributable to the Class R Units, each before giving effect to any accruals for the Management Fee, the Performance Participation Allocation, the Servicing Fee, Unit repurchases for that month, any distributions and without taking into account any taxes (whether paid, payable, accrued or otherwise) of any Intermediate Entity or Lower Fund through which the Partnership indirectly invests in a Portfolio Company, as determined in the good faith judgment of the General Partner; provided, that with respect to Anchor Units, the Management Fee shall be waived for the first six months beginning with the Initial Offering and shall be equal to 0.75% per annum of the month-end NAV attributable to the Anchor Units for a period of 30-months thereafter. The Partnership, any Feeder Fund and/or Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee based on its proportional interest in the Intermediate Entities and Lower Funds. The Manager may elect to receive the Management Fee in cash, Units of the Partnership and/or shares, units or interests (as applicable) of Lower Funds (which may, for the avoidance of doubt, be paid or allocated directly by a Lower Fund). If the Management Fee is paid in Units, such Units may be repurchased by the Partnership at NAV per Unit at the Manager’s request pursuant to a separate repurchase arrangement and will not be subject to the Repurchase Program.

(c) Any fees (other than the Management Fee and the Servicing Fee) earned by the Manager and/or its Affiliates from or with respect to VistaOne’s investment activities and/or Portfolio Companies, including but not limited to (i) break-up fees or similar fees in connection with unconsummated transactions (which does not include amounts received with respect to group purchasing, healthcare brokerage, insurance and other similar services to the portfolio companies), closing fees, monitoring fees or other similar fees from portfolio companies in connection with the acquisition, ownership, control and exit of Portfolio Companies (“Other Fees”), (ii) cash and non-cash directors’ fees, including warrants, options, derivatives and other rights in respect of securities owned by the Partnership (“Director Fees”) and (iii) fees charged by affiliated service providers for VistaOne (or its Portfolio Companies or entities through which VistaOne makes acquisitions of Portfolio Companies) shall be paid directly to the Manager or its Affiliates and VistaOne recognizes and consents that the Manager and its Affiliates may receive such fees and the Management Fee shall not be affected thereby except as expressly set forth in the last sentence of this Section 3(c); provided, that such fees and any Reduction Amount (as defined below) shall generally be allocated among the Partnership, Feeder Funds, any Parallel Funds, Intermediate Entities, Lower Funds, other Vista Entities, or other Persons pro rata as determined in the good faith discretion of the Manager and its affiliates. However, the Management Fee paid by each Limited Partner (indirectly through the Partnership) (in addition to any Management Fee reduction pursuant to Section 4.1(a)(i) of the Partnership Agreement) shall be reduced (but not below zero) by an amount (the “Reduction Amount”) equal to (i) 100% of the Partnership’s share of any Other Fees received by the Manager or its Affiliates connection with the Partnership’s Investments and (ii) 100% of the Partnership’s share of all Director Fees received by the Manager and its Affiliates in such fiscal year; provided that the Reduction Amount shall be decreased by Fund Expenses and the Partnership’s share (pro rata with any parallel vehicles) of Broken Deal Expenses that the General Partner or its affiliates had elected to bear. In no event will Other Fees or Director Fees include any stock options or other compensation granted or paid by Portfolio Companies to employees of Vista who serve in a bona fide, non-director management capacity at any such Portfolio Company.

(d) Such Other Fees shall be net of, to the extent not reimbursed or paid as provided herein, reasonable out-of-pocket expenses incurred by the Manager or its Affiliates (and not otherwise reimbursed) in connection with the transaction out of which such fees arose. Subject to the foregoing, the Reduction Amounts in respect of fees received by the Manager and its Affiliates in any month shall be based upon the aggregate of fees received by the Manager and its Affiliates. The Reduction Amounts for each month shall be applied to reduce the Management Fee payable at the beginning of the immediately succeeding month (but not to an amount below zero).

(e) The Manager and its Affiliates may receive fees of the type described in this Section 3 from companies other than VistaOne’s Portfolio Companies and their Affiliates and those involved in VistaOne’s unconsummated transactions, including in connection with a joint venture in which VistaOne participates or otherwise with respect to assets or other interests retained by a seller or other commercial counterparty of VistaOne and/or as otherwise described in the Memorandum. The Manager and its Affiliates shall have no obligation to reduce the Management Fee in respect of such fees or share such fees in any way with VistaOne or the Limited Partners.

(f) The Management Fee for the first calendar month and the last calendar month of VistaOne shall each be prorated for the number of days in such period.

4. Expense Support.

Pursuant to an expense support agreement between the Partnership and the Manager (as amended from time to time) (the “Expense Support Agreement”), the Manager shall advance all or a portion of the Fund Expenses (as defined in the private placement memorandum of the Partnership, as may be amended, modified, supplemented and/or restated from time to time, which includes, inter alia, the Organizational, Offering and Operating Expenses) to be borne by the Fund and the appropriately apportioned expenses relating to the Feeder Funds, the Intermediate Entities, the Lower Funds and any Parallel Fund to the extent not paid by such Feeder Fund, Intermediate Entity, Lower Fund, or any such Parallel Fund (such Fund Expenses, the “Expense Support”) through the first anniversary of the Initial Offering, which may be renewed for additional periods (which, for the avoidance of doubt, may be non-consecutive and for a period of time to be determined by the Manager) pursuant to the terms of the Expense Support Agreement.

5. Exculpation and Indemnification.

The parties hereto acknowledge that the Manager and its officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Section 4.3 of the Partnership Agreement.

6. Term.

The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth in Section 9.1 thereof. This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon sixty (60) days’ notice to so terminate, (b) the bankruptcy of the Manager, and (c) the termination of the Partnership.

7. Miscellaneous.

(a) This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner; provided, that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Limited Partners in the aggregate will require the prior approval of the Independent Directors.

(b) Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Limited Partner has received access instructions by electronic mail, when posted.

(c) This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d) This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement)

by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

(e) This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Manager acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(f) Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Manager shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the general partner of the limited partnership which is the Manager so long as Vista and its Affiliates control such limited partnership; provided, further, that such limited partnership may be reconstituted from the limited partnership form to the limited liability company form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Vista and its Affiliates control such reconstituted entity; provided, further, that, for the avoidance of doubt, the Manager may make a collateral assignment of all or any portion of its rights to receive Management Fees to secure indebtedness incurred by the Manager and/or its Affiliates so long as the secured party shall not have any right to become the Manager hereunder or exercise or perform any of the Manager’s responsibilities hereunder (other than to enforce the rights of the Manager with respect to the payment of the Management Fees).

(g) No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

VISTAONE, L.P.

By:	VistaOne GP, L.P., its general partner

By:	VistaOne GP Management, LLC, its general partner

By:	/s/ Lauren Dillard
Name: Lauren Dillard
Title: Authorized Signatory

VEPF MANAGEMENT, L.P.

By:	VEP Group, LLC, its general partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Managing Member

[Signature Page to VistaOne, L.P. Amended and Restated Investment Management Agreement]